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                                                                    Exhibit 10.1

                           Effective 11 September 2001


                              CARRIER 1 UK LIMITED

                           CARRIER1 INTERNATIONAL S.A.

                                     - AND -

                             ROBERT MICHAEL MCTIGHE



THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated 27 September, 2001 and is effective as of 11 September 2001

BETWEEN:-

(1) CARRIER 1 UK LIMITED whose registered office is at 6 Harbour Exchange Square, London, E149GE (the "COMPANY"), which is the employer under this Agreement;

(2) CARRIER1 INTERNATIONAL S.A., c/o Carrier1 International GmbH, Militarstrasse 36, 8004 Zurich ("CARRIER1 SA"), which is a Luxembourg societe anonyme and the parent of the Company; and

(3) ROBERT MICHAEL MCTIGHE (the "EXECUTIVE"), who is the employee under this Agreement.

WHEREAS, the Executive has previously served as a senior executive in the telecommunications and technology sectors and the Company and Carrier1 SA desire to secure the services of the Executive as Chief Executive Officer and member of the Board of Directors; and

WHEREAS, in order to induce the Executive to accept employment, and to address certain forfeitures that will arise as a result of the Executive's termination of employment with his current employer, the Company has agreed to provide the remuneration set forth herein (and object to the terms and conditions hereof): -

THE PARTIES AGREE AS FOLLOWS: -

1.    DEFINITIONS

      In this Agreement unless the context otherwise requires:-

"AFFILIATED COMPANY" as to the Company means a company that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, including a subsidiary of the Company, a company of which the Company is a subsidiary, or another subsidiary of a company of which the Company is also a subsidiary, where the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a company, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

"BOARD" means the board of directors from time to time of the Company;

"BUSINESS DAY" means any day other than a Saturday, a Sunday, a holiday or a vacation day;

"CARRIER1 SA BOARD" means the board of directors from time to time of Carrier1
SA;
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"CHANGE OF CONTROL" means the first to occur of the following: (i) the consummation of a single transaction or series of related transactions as a result of which a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% and such ownership represents a greater percentage of the total voting power of the Voting Stock of Carrier1 SA, on a fully diluted basis, than is held by Permitted Holders on such date, (ii) consummation of a merger or consolidation as a result of which the Persons who own voting equity securities of the Company or Carrier1 SA prior to such transaction(s) shall own less than 65% of the voting securities of the surviving Person or its direct or indirect parent, or (iii) the sale or other disposition of all or substantially all of the assets of Carrier1 SA (determined on a consolidated basis);

"CREATIVE WORK" means any work in which copyright or unregistered design right may subsist in any media (including but not limited to electronic materials);

"EVENT OF DEFAULT" means an act that constitutes an Event of Default hereunder as set forth in Clause 10;

"GROUP COMPANY" means the Company and its affiliated companies, and "Group" means all of such companies taken together;

"INTELLECTUAL PROPERTY" means patents, trade marks and service marks, rights in designs, trade or business names, copyrights (including rights in computer software), whether or not registered and including applications for (and the right to apply for) registration of any such thing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world for the full period thereof and all extensions or renewals thereof;

"INVENTION" means any invention, idea, discovery, development, writing, design, drawing, improvement or innovation whether or not patentable or capable of registration;

"KEY EMPLOYEE" means any person who has or had responsibility for or is or was involved in: any policy-making function, preparation or presentation of financial statements; obtaining or maintaining government or third party consents, approvals, licenses or similar activities, or complying with applicable laws and regulations; communicating with securityholders; identifying or executing business or strategic opportunities in internet, voice, infrastructure or other telecommunications products or services whether with potential customers or other companies; maintaining or creating relationships with customers; acquiring, constructing or maintaining telecommunications networks, data centers, or any other technology; and formation or administration of employment, customers and other contracts; in each case, as an employee or consultant of the Company or any other Group Company in the period of 12 months prior to the Termination Date (for the avoidance of doubt, it being agreed that the Executive's secretarial assistant shall not be treated as a Key Employee);

"LIMITED VICARIOUS LIABILITY" means any liability that is based on acts of the Company, Carrier1 SA or any member of the Group for which Executive is responsible solely as a


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result of his office(s) with the Company and Carrier1 SA, provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts;

"PERMITTED HOLDERS" means any of the following: any of Providence Equity Partners L.P., Providence Equity Partners II L.P., Providence Equity Partners III L.P., Providence Equity Partners IV L.P., Providence Operating Partners IV L.P., Providence Growth Investors L.P., Primus Capital Fund IV L.P., Primus Capital Fund V L.P., Primus Executive Fund L.P. and Primus Executive Fund V L.P. and any of the respective Affiliates or successors of the foregoing.

"PERSON" means any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.

"VOTING STOCK" means, with respect to any person, capital stock of Carrier1 SA of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

"TERMINATION DATE" means the date of effectiveness of termination of the Appointment.

2.    APPOINTMENT

2.1 TERM. The Company shall engage the Executive and the Executive shall serve the Company as provided herein (the "APPOINTMENT"). The Appointment shall commence on the date the Executive commences full time employment with the Company (the "COMMENCEMENT DATE"), which shall be no later than 1 October 2001, and shall continue unless and until terminated as provided in Clause
      5. The Executive shall use his reasonable best efforts to commence employment as soon as possible after the date hereof.

2.2 APPOINTMENT. During the Appointment, the Executive shall be employed as the Chief Executive Officer of the Company and of Carrier1 SA. Effective as of the Commencement Date, the Executive shall be named to serve as a member of the Carrier1 SA Board and the Board. Thereafter during the Appointment, the Company shall nominate the Executive for, and support his election to, serve as a member of the Board and the Carrier1 SA Board during the Appointment. If there is a chairman of the Carrier1 SA Board, who is also an employee of the Group, the Executive shall be such chairman.

2.3 EFFECT OF PREVIOUS EMPLOYMENT. No previous employment counts as part of the Executive's continuous employment with the Company.

2.4 NO CONFLICTS. The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and


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      conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) except for his agreement with Cable & Wireless plc (a copy of which he has heretofore provided to the Company), he is not and will not be bound by any noncompetition, nonsolicitation or other similar covenant or agreement, and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

3.    DUTIES AND RESPONSIBILITIES

3.1 GENERAL. The Executive shall report solely to the Board and the Carrier1 SA Board. The Executive shall be the most senior executive of the Company and Carrier1 SA with ultimate responsibility for the business of all Group Companies, together with the services and staff directly related thereto. Subject to the supervision and direction of the Board and the Carrier1 SA Board, the Executive shall have broad discretion and authority to manage and direct the day-to-day affairs and operations of all Group Companies, including with respect to the strategic direction of all Group Companies and the hiring and termination of any one or more employees of the Group Companies. All operating, staff, other executives, and divisions of all Group Companies shall report solely to Executive, either directly to Executive or indirectly to Executive through subordinates of Executive who report to Executive. In addition, the Executive shall have such other duties consistent with the Executive's titles and positions as the Board or the Carrier1 SA Board specifies from time to time, which may include serving as an officer or director or otherwise performing services for any Group Company. In so acting, the Executive shall devote such time and attention to the duties assigned to him as may be required for the performance of such duties as an employee of the Company and well and faithfully serve the Company and the Group and use his best endeavours to promote the interests of the Company and the Group and obey all reasonable and lawful directions given to him by or under the authority of the Board or the Carrier1 SA Board, it being understood that the Executive shall devote substantially all his working time and attention to the performance of such duties and the fulfillment of such commitments (other than (i) vacation time and absence for sickness or similar disability, (ii) to the extent that it does not interfere with the performance of the Executive's duties hereunder such reasonable time as may be devoted to service in a non-executive capacity on not more than three corporate boards of directors as the Carrier1 SA Board shall from time to time approve (such approval not to be unreasonably withheld), it being understood that such approval is given with respect to the three corporations listed on Schedule A hereto, and (iii) such reasonable time as may be necessary from time to time for managing his personal financial affairs and the fulfillment of his civic responsibilities, in each case subject to Clause 3.2).

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3.2   RESTRICTIONS. During the Appointment the Executive shall:-

      (a) comply with all material written Company employment-related policies that have been provided to him;

      (b) not do anything that would cause him to be disqualified from holding any office as a director, chief executive officer, or any other office with the Company or any Group Company;

      (c) not, except as a representative of the Company or with the prior written approval of the Board, whether directly or indirectly, paid or unpaid, (i) be engaged or concerned in the conduct of any other actual or prospective business or profession, (ii) be or become an employee, agent, partner, member, consultant, director or officer of any other company or firm or (iii) assist or have any financial interest in any other business or profession that may interfere, conflict or compete with the proper performance of the Executive's obligations to the Company.

3.3 PLACE OF WORK. The Executive shall be required in pursuance of his duties hereunder:-

      (a) to work at 6 Harbour Exchange Square, London, E149GE or such other places within the United Kingdom as the Company may require; and

      (b) to travel to such places inside or outside the United Kingdom by such means and on such occasions as may from time to time be required in connection with the Executive's performance of services hereunder.

3.4   WORKING HOURS. The normal business hours of the Company are 9.00 a.m. to
      5.00 p.m. Monday to Friday and shall apply to the Executive provided that the Executive shall work such further hours as may be necessary for the proper discharge of his duties and he shall not be entitled to receive any additional remuneration for work outside normal business hours.

4.    REMUNERATION AND BENEFITS

4.1 BASE SALARY. During the Appointment, the Company shall pay the Executive a base salary at the annual rate of (pound)UK450,000. The Board shall review Executive's base salary annually during the Appointment and, in its sole discretion, may change such base salary from time to time based upon the performance of Executive, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board shall consider relevant, provided that the annual base salary may not be decreased. (The annual base salary payable to Executive under this Clause
      4.1 from time to time shall hereinafter be referred to as the "BASE SALARY"). The Base Salary shall be payable in accordance with the Company's standard payroll practices, but no less frequently than calendar monthly in arrears on the last working day of each month.


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4.2   ANNUAL BONUS OPPORTUNITY. The Executive shall participate in the Company's annual incentive bonus program. The Executive's target annual bonus at achievement of 100% of the objectives established by the Board and the Carrier1 SA Board shall be 50% of his Base Salary ("OTE BONUS"), and the actual bonus paid based upon performance may range from 0% to 75% of Base Salary (or higher) depending on such performance relative to the objectives established by the Board and the Carrier1 SA Board, provided that for the portion of the Company's fiscal year ending 31 December 2001 during the Appointment, the Executive's annual bonus shall be not less than 50% of Base Salary for such period. The Executive's annual bonus shall be paid at the time the Company customarily pays annual bonuses to its executives.

4.3   REPLACEMENT AWARD.

      (a) In order to address certain forfeitures that the Executive will face upon termination of his employment with his prior employer, the Executive shall receive the following:-

            (i) prior to the Commencement Date, the Company shall pay the Executive(pound)UK 694,020; and

            (ii) upon the 24-month and 36-month anniversary of the Commencement Date the Executive commences full-time employment with the Company, the Company shall pay the Executive (pound)UK 1,388,041, in each case subject to the Executive's continuous employment with the Company through such payment date (except as provided in Clause 5.2(b)).

(b) In order to secure the obligations of the Company under this Clause 4.3, on or before the Commencement Date, the Company shall establish a standby letter of credit (the "Letter of Credit") in favor of the Executive, in form and substance reasonably satisfactory to the Executive, in the amount of(pound)UK 2,776,082 and that shall provide that the Executive may draw upon the Letter of Credit in the amounts and at the times (and subject to the terms and conditions) provided for in Clause 4.3(a), 4.4(c) and 4.4(d) upon certification delivered to the issuing bank (with a copy to the Company pursuant to Clause 11 hereof) signed by the Executive under penalties of perjury certifying that the conditions set forth in this Agreement to the Executive's right to draw such amount have been satisfied in full. If the Letter of Credit is scheduled to expire before amounts payable with respect thereto have been satisfied in full or the obligations with respect thereto have been extinguished in accordance with the terms of this Agreement, and the Company has failed to provide a renewal or replacement letter of credit, the bank issuing such Letter of Credit shall notify the Executive no later than 60 days prior to such expiration.


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      (c)   If the Executive voluntarily terminates employment other than for
            Good Reason before the first anniversary of the Commencement Date, the Executive shall be obligated to repay to the Company 100% of the amounts paid pursuant to Clause 4.3(a). If the Executive voluntarily terminates employment other than for Good Reason after the first anniversary of the Commencement Date and before the second anniversary of the Commencement Date, the Executive shall be obligated to repay to the Company 50% of the amounts paid pursuant to Clause 4.3(a).

      (d) If the employment is terminated by the Company (other than as a result of an Event of Default or as a result of the Executive's death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to retain the amounts previously paid to him pursuant to Clause 4.3(a) and any remaining amounts that he is entitled to draw down under the Letter of Credit.

4.4   STOCK OPTION AWARD.

      (a) Effective as of September 11, 2001, the Executive will receive a special one-time award of options to purchase 1,200,000 Carrier1 SA ordinary shares (it being understood that the foregoing number shall be appropriately adjusted to reflect any reverse stock split, stock split, stock dividend or other similar item any time after August 6,
            2001). Such stock option grant shall have an exercise price per ordinary share of $1.10 (it being understood that the price shall be appropriately adjusted to reflect any reverse stock split, stock split, stock dividend or other similar item), shall generally have a term of 10 years and, except as otherwise expressly provided herein, shall be granted pursuant to an option agreement in the form attached hereto as Exhibit A.

      (b) The options provided for in this Clause 4.4 shall vest 25% on the first anniversary of the Commencement Date and thereafter shall vest in 6 equal semi-annual installments on the succeeding 6-month anniversaries of the Commencement Date, in each case subject to the Executive's continuous employment through such dates.

      (c) Notwithstanding the foregoing, if a Change of Control occurs and the Executive is not offered the position of Chief Executive Officer of the surviving company (the parent company if such parent company is publicly traded and owns more than 50% of the surviving company) following such Change of Control, the Executive may elect no later than 30 days prior to the Change of Control either (i) payment of any unpaid amounts provided for under Clause 4.3(a)(ii), to be - paid promptly following such Change of Control, or (ii) vesting effective upon the Change of Control of all of the remaining unvested options granted pursuant to this Clause 4.4 held by the Executive at such time, provided that the Executive will not be entitled to make this election if, after the announcement of or entering into the transaction that would constitute the Change of Control but prior to the consummation of the Change of Control, the Appointment has terminated for


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            any reason other than a termination by the Company where no Event of
            Default has occurred or by the Executive for Good Reason.


      (d) If the Appointment is terminated by the Company (other than as a result of an Event of Default or as a result of the Executive's death or Disability) or by the Executive for Good Reason (other than in the circumstances where preceding Clause 4.4(c) applies) , the Executive may elect no later than 30 days prior to the Termination Date (or, in the case of a termination by the Company on summary notice, within 20 days following such Termination Date) either (i) payment of any unpaid amounts provided for under Clause
            4.3(a)(ii), to be paid promptly following such termination, or (ii) vesting effective upon the Termination Date of that number of options granted pursuant to this Clause 4.4 that would have vested within the 12 months following such termination, in each case assuming the Executive had remained employed with the Company through such date.


      (e) If the Executive makes an election pursuant to Clause 4.4(c) or 4.4(d) for options to vest instead of receiving unpaid amounts under Clause 4.3(a)(ii), the Letter of Credit may be cancelled and any remaining amounts in escrow or otherwise supporting such Letter of Credit shall be paid over to the Company. If, pursuant to Clause 4.4(c) or 4.4(d), the Executive draws down remaining amounts under the Letter of Credit such action shall be deemed an irrevocable election with respect thereto (in lieu of vesting of options).

      (f) Coincident herewith, the Executive and the other parties thereto shall enter into a Stockholders Agreement that will provide for certain registration rights and the right (and obligation) to participate in sales by certain shareholders of Carrier1 SA, in each case subject to the terms and conditions set forth therein, substantially in the form attached as Exhibit A.

4.5   BENEFITS, PERQUISITES AND EXPENSES.

      (a) BENEFITS. During the Appointment, the Executive shall be eligible to participate, to the extent made generally available by the Company to its senior executives, in (i) each welfare benefit plan sponsored or maintained by the Company, - including, without limitation, hospitalization, disability, life and health insurance and (ii) other benefit arrangements, whether now existing or established hereafter, and to the extent that the Executive is eligible to participate in any such plan under the generally applicable provisions thereof. During the Appointment, the Company shall provide the Executive with (i) term life insurance equal to 4 times his Base Salary and OTE Bonus (in each case - as of the date hereof), (ii) disability insurance, (iii) medical insurance for him and his family and (iv) shall contribute to its pension plan (a copy of which has heretofore been provided to the Executive) for the benefit of the Executive each month such amounts as shall be equal to 10 % per annum of his Base Salary and OTE bonus. If and to the


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            extent that such contributions shall not be capable of being made to an Inland Revenue approved scheme because of the application of Inland Revenue limits on contributions or benefits the Company shall contribute any excess amounts to an unapproved retirement benefits scheme or plan for the benefit of the Executive. For the avoidance of doubt it is confirmed that the Executive shall not be required to contribute to any pension plan or scheme whether approved or unapproved.

      (b)   HOLIDAYS.

            (i) During the Appointment, the Executive shall be entitled to up to 25 days paid holiday each year, accruing ratably each calendar month consistent with Company policy for all senior executives; provided that unused holiday time shall not be carried over to subsequent years, and no payment will be due with respect to such unused days. In addition, the Executive will be entitled to statutory and other public holidays in force in the United Kingdom.

            (ii) If either party gives notice to terminate the Appointment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period, and the Executive shall not receive additional compensation for any accrued but unused holiday entitlement upon termination.

      (c) PERQUISITES. During the Appointment, the Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with the Executive's position and duties with the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

      (d) BUSINESS EXPENSES. During the Appointment, the Company shall pay or reimburse the Executive for reasonable, ordinary and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties, subject to the Company's policies in effect from time to time with respect to travel, entertainment and other expenses, including without limitation, requirements with respect to reporting and documentation of such expenses.

5.    TERMINATION

5.1   TERMINATION OF APPOINTMENT.

      (a) BY THE COMPANY OR BY THE EXECUTIVE. The Appointment may be terminated by either the Executive or the Company by giving to the other party written notice not less than twelve weeks prior to the Termination Date (such period being referred to herein as the notice period). Notwithstanding the foregoing, the Company reserves the right to pay the Executive salary in lieu of part or all of the notice of termination to which the Executive is otherwise


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            entitled hereunder. Such payment shall extinguish all obligations of the Company to the Executive in respect of that part of the notice period to which it relates.

      (b) BY COMPANY WHERE EVENT OF DEFAULT HAS OCCURRED. The Company may terminate the Appointment upon an Event of Default in accordance with Clause 10. Any delay by the Company in exercising such right to terminate the Appointment shall not constitute a waiver thereof.

      (c) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate the Appointment for Good Reason within 90 days of the Executive becoming aware of the occurrence of a Good Reason Event (other than in the case of item (vii) below) by giving the Company not less than 30 days prior written notice of the Termination Date (or, in the case of item (vii) below, at any time prior to the expiration of the Letter of Credit), unless such circumstances are fully corrected prior to the date of termination specified in such written notice. Any such written notice shall set forth in reasonable detail the Good Reason Event. For these purposes, a "GOOD REASON EVENT" means the occurrence of any of the following circumstances without the Executive's consent: (i) any material diminution of the Executive's positions, duties or responsibilities of Appointment as provided in Clause 2.2 (except in each case in connection with the termination of the Executive's employment as a result of an Event of Default or Disability or as a result of the Executive's death, or temporarily as a result of Executive's illness or other absence); (ii) removal of, or the non-reelection of, the Executive from officer or director positions with the Company or Carrier1 SA specified herein; (iii) requiring Executive's principal place of business to be located other than in the London Metropolitan region; (iv) a reduction in the Executives remuneration specified herein; (v) any material breach by the Company of any provision of this Agreement; (vi) any appointment of any person who is an employee of the Group as chairman of the Carrier1 SA Board (other than the Executive); or
            (vii) any notice of expiration of the Letter of Credit, unless all amounts payable with respect thereto have been satisfied or the Company's obligations with respect thereto have been extinguished in accordance with the terms of this Agreement.

      (d) DEATH OR DISABILITY. The Appointment shall terminate automatically upon the death of the Executive, and the Board may terminate the Appointment upon a determination of the Disability of the Executive. For these purposes, a "DISABILITY" of the Executive means a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for 180 days in any 365 day period. In the event of any dispute, the determination of the Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by the


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            Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

5.2   REMUNERATION UPON TERMINATION.

      (a) REMUNERATION APPLICABLE TO ANY TERMINATION. In the event of any termination, the Executive (or his estate, beneficiary or legal representative, as the case may be) shall be entitled to receive accrued Base Salary through the Termination Date and any other amounts or benefits payable under any applicable plan, program or policy of the Company (determined in accordance with the terms thereof).

      (b) TERMINATION OTHER THAN AS A RESULT OF AN EVENT OF DEFAULT. If the Appointment is terminated by the Executive for Good Reason or by the Company other than as a result of an Event of Default on the part of the Executive, the Executive (or his estate, beneficiary or legal representative, as the case may be) shall, subject to the Executive's continued compliance with Clause 6, 7 and 8 be entitled to receive:-

            (i) the Executive's Base Salary for 12 months following the Termination Date (less any amounts paid pursuant to the second sentence of Clause 5.1(a) in lieu of the notice period) plus, when annual bonuses are otherwise payable, an amount equal to the OTE Bonus (provided that if the termination occurs following a Change of Control, such amounts shall be paid in a lump sum promptly following such termination of employment); and

            (ii) continued medical benefits for 12 months following the Termination Date for the Executive and his eligible family members, on the same terms and conditions as in effect immediately before such termination; and

            (iii) the items that may be provided for in Clause 4.4(c) or 4.4(d), if applicable.

      (c) TERMINATION WHERE EVENT OF DEFAULT HAS OCCURRED; TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Notwithstanding anything herein to the contrary, in the event that the Appointment terminates and there has been an Event of Default by the Executive, or the Executive voluntarily terminates the Appointment other than for Good Reason, the Executive shall not be entitled to any remuneration other than as expressly provided for in Clause 5.2(a).


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6.    DISCLOSURE, USE AND PUBLICATION OF BUSINESS INFORMATION

6.1 DISCLOSURE. Without prejudice to his common law duties, the Executive shall not (except in the proper course of his duties, as required by law or as authorised by the Board) use or communicate to any person (and shall use his best endeavours to prevent the use or communication of) any trade or business secrets or other confidential, non-public or proprietary information of or relating to the Company or any other member of the Group (including but not limited to details of actual or potential customers, clients, consultants, suppliers, networks, facilities, designs, products, product applications, trade arrangements, terms of business, operating systems, marketing strategies, manufacturing processes, pricing and fee arrangements and structures and financial information, research and development activities, Creative Work, Intellectual Property or Invention) which he may have created, developed, received or obtained while in the service of the Company or any other Group Company, except to the extent the Executive is required to do so in connection with any judicial, regulatory or other similar proceeding or investigation. If the Executive shall be required by law (whether by court order, subpoena or otherwise) to communicate any such information to a court, governmental agency or any other person, the Executive shall use his best efforts to consult with the other members of the Board prior to responding to any such order, subpoena or other requirement. These restrictions shall continue to apply after the termination of the Appointment howsoever arising without limit in time and shall include information in the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for the Company or any other Group Company.

6.2 RECORDS. The Executive shall not (i) during the Appointment make (other than for the benefit of the Group) any record (whether on paper, computer memory, disk or otherwise) relating to any matter within the scope of the business of the Group Companies or their customers, clients, consultants and suppliers or concerning any of its or their dealings or affairs or
      (ii) either during the Appointment or at any time thereafter use or permit to be used any such records other than for the benefit of the Group, it being agreed by the parties that all such records (and copies thereof) shall be the property of the relevant member of the Group and shall be handed over to any other member of the Board by the Executive on the termination of the Appointment or (at the request of the Board) at any time during its term.

6.3 PUBLICATION. The Executive shall not during the Appointment or at any time thereafter either directly or indirectly publish any opinion, fact or material on any matter connected with or relating to the business of any member of the Group or their customers, clients, consultants or suppliers (whether confidential or not) without the prior approval of the Board.

7.    OBLIGATIONS UPON TERMINATION

Upon termination of the Appointment howsoever arising the Executive shall, except as otherwise reasonably determined in good faith (with the advice of counsel) by the Executive to be required by applicable law:-

7.1   at any time or from time to time thereafter upon the request of the Board
      (i) immediately resign in writing without claims of any kind as a director of and from all other offices held in the Company and membership of any organisation and any directorship or other office in any other company acquired by reason of or in connection with the Appointment or any employment or service agreement with any other Group Company, and any authority, power or proxy to vote held by the Executive in any such company (including but not limited to any appointment as an alternate director), (ii) acknowledge in writing that he has no claims of any kind arising from his office, membership or appointment and (iii) consent in writing to the revocation of any such authority, power or proxy, and should he fail to do so the Company is hereby irrevocably appointed to be the Executive's attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this Clause 7.1.

7.2 deliver to the Board (or, as to documents and property of any other member of the Group, to the board of directors or other similar governing body of such other member of the Group):-

      (a) all documents (including but not limited to correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer memory, disk or otherwise) containing confidential or other business information referred to in Clause 6.1 or 6.2 or made or compiled or acquired by the Executive during the Appointment and concerning the business, finances or affairs of the Company or any other member of the Group or any of its or their partners, members, shareholders, directors, officers, employees, customers, clients, consultants or suppliers; and

      (b)   all other property of the Company or any other member of the Group;

7.3 transfer (without payment) to the Company or as the Company may direct any qualifying shares held by the Executive solely in his capacity as a director of a member of the Group; and

7.4 except as provided in Clause 5.2, have no rights as a result of this Agreement or any other terms of the Executive's employment with the Company, or any alleged breach of this Agreement or such terms, to any compensation under or in respect of any share option, bonus or long term incentive plans in which he may participate or have received grants or allocations at or before the date the Appointment terminates. Any rights which he may have under such schemes shall be exclusively governed by the rules of such schemes.

8.    RESTRICTIONS AFTER TERMINATION

8.1 RESTRICTIONS. The Executive covenants to the Company (for itself and for each other Group Company) that he shall not for the following periods after the Termination Date howsoever arising, save with the prior written consent of the Board, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, member, shareholder, director, officer, employee, consultant or in any other capacity whatsoever:-

      (a) for 12 months following the Termination Date employ, engage or offer to employ, engage or solicit the employment or engagement of, induce the termination of employment of or otherwise interfere with the relationship of the Company or any other Group Company with any Key Employee (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of their employer); or

      (b) at any time after the Termination Date disparage or otherwise make any statement that is damaging to the business or reputation of the Company or any other member of the Group or the business or prospects thereof, or any partner, member, shareholder, director, officer or employee of any member of the Group, or any of Providence Equity Partners L.P., Providence Equity Partners II L.P., Primus Capital Fund IV Limited Partnership, Primus Executive Fund Limited Partnership, or any affiliated company of any thereof, or any partner, member, shareholder, director, officer or employee of any thereof.

8.2 RESTRICTIONS SEPARATE AND INDEPENDENT. Each of the obligations contained in this Clause 8 constitutes an entire separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase, and if any part is found to be unenforceable the remainder will remain valid and enforceable.

8.3 MODIFICATIONS AS NECESSARY. Although such restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any such restrictions should be judged to be void or ineffective for any reason but would be treated as valid and effective if part of the wording thereof were deleted or the periods thereof reduced in scope, such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

8.4 OTHER MEMBERS OF GROUP. The Executive agrees that he will at the request of the Company and at no cost to him enter into a direct agreement with any and each other member of the Group under which he will accept restrictions corresponding to the restrictions contained in this Clause 8 (or such as will be appropriate in the circumstances) in relation to such member of the Group.

9.    DISCIPLINARY AND GRIEVANCE PROCEDURE

9.1 APPLICABLE RULES. There are no disciplinary rules applicable to the Executive except as provided in this Agreement.

9.2 REDRESS OF GRIEVANCES. Any application for the purpose of seeking redress of any grievance relating to the Executive's employment under this Agreement shall be made as provided elsewhere herein.

10.   EVENTS OF DEFAULT

10.1 The Executive shall have committed an act that constitutes an Event of Default hereunder if he shall at any time during the Appointment:-

      (a) engage in gross misconduct, fraud, willful misconduct or gross negligence, or act with bad faith or reckless disregard of his duty to the Company in performing services hereunder or his duty to any other member of the Group;

      (b) be convicted of or enter a plea of guilty or no contest to (i) any criminal offence that shall constitute a felony, or that shall be punishable by imprisonment for a period of one year or longer (whether or not such punishment is imposed on him), or for which a term of imprisonment of any duration shall be imposed on him (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or other non-custodial penalty is imposed on him) or (ii) any offence under any regulation or legislation relating to insider dealing or any other relevant legislation, rules or regulations which may apply to the Executive, the Company or any other member of the Group; provided that in either case of subsection (i) or (ii), Limited Vicarious Liability shall be excluded; or

      (c) do anything of a similar nature which does or may bring the Company or any other member of the Group into disrepute or causes or may result in serious injury to the Company or any other member of the Group.

      If an act, or a failure to act, that was done, or omitted to be done, by the Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute an Event of Default if, within thirty (30) days after the Executive is given written notice of such breach that specifically refers to this Clause, the Executive cures such breach in full.

10.2 SUSPENSION. The Company may at any time and upon written notice approved by not less than a75% majority of the Carrier1 SA Board (excluding, for these purposes, the Executive), suspend the Executive for a period of up to three months for the purposes of investigating any allegation of misconduct or neglect against the Executive that may constitute an Event of Default and during this period the Executive shall not (except with the prior written approval of the Board) attend any premises of or contact any employee (other than any director), customer, client, consultant or supplier of the Company or any other member of the Group. The Company and Carrier1 SA will use their reasonable best efforts to maintain any such suspension or investigation confidential.

10.3 The Company may not terminate the Appointment for an Event of Default unless:

      (a) A meeting of the Carrier1 SA Board shall be called for the stated purpose of determining whether Executive's acts or omissions constitute an Event of Default and, if so, whether to terminate the Appointment for an Event of Default;

      (b) no fewer than 20 days prior to the date of such meeting, the Company provides Executive and each member of the Carrier1 SA Board with written notice (the "NOTICE OF CONSIDERATION") of its intent to consider termination of the Appointment for an Event of Default, including (i) a description setting forth in reasonable detail the specific reasons which form the basis for such consideration, (ii) the date, time and location of such meeting of the Carrier1 SA Board, and (iii) Executive's rights under Clause 10.3(c) below;

      (c) Executive shall have the opportunity, if he so elects, to appear before the Carrier1 SA Board in person and, at Executive's option, with legal counsel, and to present to the Carrier1 SA Board a response to the Notice of Consideration;

      (d)   the Appointment may be terminated for an Event of Default only if
            (i) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute an Event of Default as defined in this Agreement, (ii) the Carrier1 SA Board makes a specific determination by at least 75% of the members of the Carrier1 SA Board (excluding for these purposes the Executive) to such effect and to the effect that the Appointment should be terminated for an Event of Default and (iii) the Company thereafter provides Executive with a written notice which setting forth in reasonable detail the basis of such termination of Appointment for an Event of Default and which notice shall be consistent with the reasons set forth in the Notice of Consideration; and

      In the event that the existence of an Event of Default shall become an issue in any action or proceeding between the parties, the Company shall, notwithstanding the determination referenced in Clause 10.3(d) above, have the burden of establishing by a preponderance of the evidence that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute an Event of Default and that the Company has satisfied the substantive and procedural requirements of this Clause.

11.   NOTICES

Any notice to be given hereunder in writing may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office at such time and (in the case of the Executive) his last known place of residence, in each case with copies to the persons indicated below, and any such notice given by personal delivery or fax shall be deemed to have been given at the time at which the notice was delivered personally or transmitted or if given by post would be delivered in the ordinary course of post.

Carrier One, LLC                                 Carrier1 International GmbH
901 Fleet Center                                 36 Militarstrasse
50 Kennedy Plaza                                 Zurich, Switzerland
Providence RI 02903                              Attention: General Counsel
USA                                              Facsimile: 41 1297-2601
Attention: Glenn M. Creamer                      Telephone: 41 1297-2600
Facsimile: (401) 751-1790
Telephone: (401) 751-1700

Sonnenschein Nath & Rosenthal                    Debevoise & Plimpton
8000 Sears Tower                                 919 Third Avenue
Chicago, IL 60606                                New York, NY 10022
USA                                              USA
Attention: Roger C. Siske                        Attention: Paul D. Brusiloff
Facsimile: (312) 876-7934                        Facsimile: (212) 909-6836
Telephone: (312) 876-8000                        Telephone: (212) 909-6000

12.   GENERAL PROVISIONS

12.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof.

12.2 PROPER LAW. Any dispute, controversy, proceeding or claim of whatever nature arising out of or relating to, or breach of, this Agreement or any other terms of the Executive's employment with the Company shall be governed by, and this Agreement and such terms shall be construed in all respects in accordance with, English law.

12.3  LEGAL FEES AND LATE PAYMENTS.

      (a) If the Executive prevails as to at least one material aspect (after exhaustion of all available judicial remedies) of a material claim asserted by him to obtain any benefit or enforce any right accorded to the Executive or to defend any claim against the Executive brought by the Company under this Agreement, the Company shall reimburse the Executive upon submission of an itemized bill for all reasonable legal fees and other expenses reasonably incurred by him in connection therewith.

      (b) If either of the parties fails to pay any amount provided under this Agreement, such party shall pay to the other party interest, compounded monthly, on such amount from the date payment of such amount should otherwise have been made to the actual date of payment, at a rate equal to the prime commercial lending rate plus 2% announced by THE WALL STREET

            JOURNAL on the date such amount is due or, if no such rate shall be announced on such date, the immediately prior date on which The Wall Street Journal announced such a rate.

12.4 WITHHOLDING AND OFFSETS. The Executive acknowledges that any payment made to him under this Agreement may be subject to income tax and national insurance contributions or other applicable taxes or social charges and that the Company may withhold amounts in respect of such taxes, contributions or other charges from any such payment.

12.5 CERTAIN EXPENSES. The Company shall pay for the reasonable costs, fees and expenses incurred by Executive's tax and legal advisor in connection with the negotiation and execution of this Agreement.

12.6 NO CONTRACTING-OUT CERTIFICATE. A contracting-out certificate is not in force in respect of the Executive's employment.

12.7 COLLECTIVE AGREEMENTS. There is no collective agreement which directly affects the Executive's employment.

12.8  CONSTRUCTION.

      (a) HEADINGS. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

      (b) STATUTORY PROVISIONS. Any reference to a statutory provision shall be construed as a reference to any statutory modification or reenactment thereof (whether before or after the date hereof) for the time being in force.

12.9 INDEMNIFICATION. The Company shall indemnify and hold harmless the Executive to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than was permitted prior to such amendment) and the Company's by-laws as such exist on the date of this Agreement if Executive was, is, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company, any other member of the Group or any other entity which Executive is or was serving at the request of the Company ("PROCEEDING"), against all expenses (including all reasonable attorneys' fees of legal counsel selected by the Company, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("EXPENSES") and all claims, damages, liabilities and losses

      (including judgments; fines; liabilities under the applicable taxation laws, employment laws or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by Executive or to which Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Clause 12.3.

      (a) ADVANCEMENT OF EXPENSES AND COSTS. All Expenses incurred by or on behalf of Executive in defending or otherwise being involved in a Proceeding shall be paid by the Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within 30 days after the receipt by the Company of a statement or statements from Executive requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by Executive in connection therewith, together with supporting invoices, receipts and other documentation. Any Expenses paid by Executive shall be deemed reasonable unless the Company establishes before a court of competent jurisdiction by clear and convincing evidence, that such Expenses are not reasonable.

      (b) EFFECT OF CERTAIN PROCEEDINGS. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself
            (i) adversely affect the rights of Executive to indemnification, or
            (ii) create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

      (c) OTHER RIGHTS TO INDEMNIFICATION. Executive's rights of indemnification and advancement of Expenses provided by this Clause
            12.9 shall not be deemed exclusive of any other rights to which Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board, or other provisions of this Agreement or any other agreement, or otherwise.

      (d) REPRESENTATIONS. The Company represents and warrants that this Clause 12.9 does not conflict with or violate its certificate of incorporation or by-laws, and agree that the Company will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of Executive hereunder. The Company represents that the execution, delivery and performance of this Agreement has been duly and validly authorized by the Board.

      (e) SURVIVAL OF INDEMNITY. Notwithstanding anything in this Agreement to the contrary, this Clause 12.9 shall survive any termination of the relationship of Executive with the Company and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of Executive.

12.10 D&O INSURANCE. The Company shall provide directors and officers insurance coverage to Executive during the period beginning on the Commencement Date and ending on the sixth anniversary of the Termination Date not less than the highest coverage level offered to any other senior executive or director of Carrier1 SA, in accordance with the coverage terms as in effect from time to time.

12.11 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all such counterparts when executed shall constitute one and the same agreement.

12.12 MODIFICATIONS. No modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

IN WITNESS whereof this Agreement has been executed as a deed as of the date first above written.

Signed as a deed and delivered by          )
ROBERT MICHAEL MCTIGHE in the              )
presence of:-                              )    /s/ Robert Michael McTighe
                                                --------------------------------

Witness name:                                   /s/  Teresa Vega
                                                --------------------------------

Witness address:
                                                --------------------------------

                                                --------------------------------

                                                --------------------------------


Signed as a deed by, CARRIER 1 UK           )
LIMITED, acting by its attorney,            )
Carrier1 International, S.A., acting by its     /s/  Glenn Creamer
                                                --------------------------------

authorized officer in the presence of:          /s/ Mark A. Pelson
                                                --------------------------------

Witness name:                                   /s/ Kristine Brodeur
                                                --------------------------------

Witness address:
                                                --------------------------------

                                                --------------------------------

                                                --------------------------------


Signed as a deed by, CARRIER1               )
INTERNATIONAL, S.A.                         )
                                                /s/ Glenn Creamer
                                                --------------------------------

                                                /s/ Mark A. Pelson
                                                --------------------------------

                                                                      Schedule A

1.    Alliance and Leicester Bank plc

2.    Pace Micro Technologies plc

3.    Red M Communications Ltd.

4.    European Telecom plc(1)


--------

(1) The Executive currently serves on the Board of European Telecom plc. However, the parties agree that the Executive will resign from that Board prior to October 1, 2001.